EXHIBIT 99.1

McGrath RentCorp Announces Results for Second Quarter 2016

Rental revenues decrease 1%
Net income up 7%
EPS increases 19% to $0.38 for the quarter

LIVERMORE, Calif., Aug. 02, 2016 (GLOBE NEWSWIRE) -- McGrath RentCorp (NASDAQ:MGRC) (the “Company”), a diversified business-to-business rental company, today announced total revenues for the quarter ended June 30, 2016 of $103.1 million, an increase of 7%, compared to $96.0 million in the second quarter of 2015.  The Company reported net income of $9.1 million, or $0.38 per diluted share for the second quarter of 2016, compared to net income of $8.5 million, or $0.32 per diluted share, in the second quarter of 2015.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Although second quarter rental revenues were down slightly from a year ago, EPS and net income were up 19% and 7%, respectively. This is a reflection of stronger year-over-year sales and profitability in our Mobile Modular and Enviroplex businesses, which more than offset weakness at Adler Tank Rentals and relatively flat TRS-RenTelco profitability, and the favorable effect of a lower dilutive share count.

Modular division-wide rental revenues for the quarter increased $4.0 million, or 14%, to $31.6 million from a year ago.  This is the thirteenth consecutive year over year quarterly rental revenue increase.  Modular division average rental equipment utilization based on original acquisition cost for the quarter increased to 75.8% from 74.4% a year ago. This is our highest second quarter utilization level since the second quarter of 2008.  Modular division EBIT, or income from operations, for the quarter increased to $8.3 million, or by 57%, from the same period a year ago. Gross margin on rental revenues increased to 48% for the quarter from 44% last year, driven by 14% higher rental revenues with only 5% and 11% higher building preparation costs and depreciation expense, respectively.  EBIT margin increased to 17% for the quarter compared to 13% in 2015 primarily driven by improved rental metrics, including higher gross margin on rental related services and lower SG&A costs as a percentage of rental revenues, partially offset by slightly lower gross margin on equipment sales.

Mobile Modular Portable Storage continued to make good progress during the second quarter in building its customer following, increasing booking levels and growing rental revenues from a year ago.  First month’s rent booking levels and rental revenues for the second quarter grew by 20% and 22%, respectively, from the same period a year ago. We are working hard to make each of our portable storage operating geographies increasingly successful. We are on track towards building a meaningful sized storage container rental business with attractive operating metrics.

Rental revenues for TRS-RenTelco, our electronics division, declined $1.6 million for the quarter, or by 7%, to $20.3 million from a year ago.  The year over year reduction in rental revenues was driven primarily by lower communications test equipment business activity and a continuing highly competitive environment.  In fact, communications and general-purpose test equipment rental revenues declined by approximately 12% and 3%, respectively, for the quarter compared to the same period a year ago.  Average equipment utilization was flat at 59.5% compared to the same period in 2015.  Average rental rates declined for the quarter to 4.45% from 4.56% for the second quarter of 2015, primarily due to the business activity mix shift from communications to general-purpose test equipment as well as a highly competitive communications test equipment marketplace.  Despite the 7% decrease in topline rental revenues for the quarter, EBIT increased slightly to $6.0 million, or 1%, from $5.9 million a year ago. The reduction in rental revenue was offset by lower rental equipment depreciation and higher gross profit on equipment sales compared to a year ago.  Our electronics management and sales teams are continuing to do an excellent job in a softer test equipment rental environment by selling lower utilized rental equipment to reduce depreciation expense as well as holding costs down in other operating areas.  In fact, these efforts have resulted in depreciation as a percentage of rental revenues declining to 44% for the quarter, compared to 47% a year ago.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, declined $2.9 million for the quarter, or 16%, to $14.8 million from a year ago.  Average utilization and total original acquisition cost of rental equipment were 49.4% and $308 million, respectively, for the quarter compared to 60.6% and $303 million a year ago, and 50.3% and $308 million for the first quarter of 2016.  Second quarter average equipment on rent declined to $152 million from $183 million a year ago, and from $155 million for the first quarter of 2016.  Average monthly rental rates were fairly flat year over year; however, this was due to the change in the mix of utilized rental assets with lower rental rate tank assets decreasing and higher rental rate box inventory increasing.  Without the decrease in utilization of tank assets, overall rental rates would have been lower year over year.  The reduction in utilization from a year ago and the continuing downward pressure on pricing, especially for tank rental assets, are directly related to lower crude oil prices and the significant decline in wellhead related drilling and completions activity.  Upstream oil and natural gas rental revenue declined from 19% of total Adler rental revenues in the second quarter of 2015 to 11% for the same period in 2016.  These dynamics have put increasing downward pressure on 21K multi-purpose tank utilization and rental rates in upstream, midstream and downstream energy sectors, as well as in other market verticals. EBIT for the quarter decreased $2.2 million, or 41%, to $3.2 million from a year ago.  The higher percentage decrease in EBIT at 41% as compared to rental revenues at 16% was primarily a result of higher equipment depreciation and SG&A expenses as a percentage of rental revenues of 27% and 46%, respectively, from 22% and 39% a year ago.  We remain very cautious in our outlook for our liquid and solid containment rental business for the foreseeable future as market forces drive a material reset of both the oil and natural gas industries.

We entered 2016 with many unknowns and forecasting challenges regarding the crude oil and natural gas industries’ evolving structural changes and their near-term impact to our liquid and solid containment rental business.  Our first six months results for 2016 for Adler Tank Rentals are reflective of just how challenging an environment we are facing.  However, business by business, we continue to focus on what we have control over towards improving return on invested capital (“ROIC”).  Overall, our focus is to deploy less capital, and more selectively, for new rental assets over the next few years until we see sustainable higher ROIC levels.”

All comparisons presented below are for the quarter ended June 30, 2016 to the quarter ended June 30, 2015 unless otherwise indicated.

Mobile Modular

For the second quarter of 2016, the Company’s Mobile Modular division reported a $3.0 million increase in income from operations, or 57%, to $8.3 million. Rental revenues increased 14% to $31.6 million, depreciation expense increased 11% to $5.2 million and other direct costs increased 5% to $11.2 million, which resulted in an increase in gross profit on rental revenues of 24% to $15.2 million.  Rental related services revenues increased 16% to $12.1 million, with gross profit on rental related services revenues increasing 23% to $3.8 million. Sales revenues increased 51% to $5.8 million, with gross profit on sales revenues increasing 36% to $1.5 million, primarily due to higher new equipment sales in the second quarter of 2016.  Selling and administrative expenses increased 9% to $12.3 million, primarily due to increased salaries and employee benefit costs and higher allocated corporate expenses.

TRS-RenTelco

For the second quarter of 2016, the Company’s TRS-RenTelco division reported a $0.1 million increase in income from operations, or 1%, to $6.0 million. Rental revenues decreased $1.6 million to $20.3 million, depreciation expense decreased 13% to $9.0 million and other direct costs increased 2% to $3.3 million, which resulted in a decrease in gross profit on rental revenues of 4% to $7.9 million.  Sales revenues increased 33% to $6.4 million.  Gross profit on sales revenues increased 13% to $3.0 million, with gross margin percentage decreasing to 47% from 55%, due to lower gross margins on new and used equipment sales in the second quarter of 2016. Selling and administrative expenses increased 1% to $5.5 million.

Adler Tanks

For the second quarter of 2016, the Company’s Adler Tanks division reported a $2.2 million decrease in income from operations, or 41%, to $3.2 million. Rental revenues decreased 16% to $14.8 million, depreciation expense increased 1% to $4.0 million and other direct costs decreased 3% to $2.1 million, which resulted in a decrease in gross profit on rental revenues of 25% to $8.7 million.  Rental related services revenues increased 9% to $6.5 million, with gross profit on rental related services increasing 28% to $1.4 million. Selling and administrative expenses were flat at $6.9 million.

OTHER HIGHLIGHTS

  Debt decreased $2.7 million during the quarter to $363.1 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.96 to 1 at March 31, 2016 to 0.95 to 1 at June 30, 2016.  As of June 30, 2016, the Company had capacity to borrow an additional $208.7 million under its lines of credit.
  Dividend rate increased 2% to $0.255 per share for the second quarter of 2016 compared to the second quarter of 2015. On an annualized basis, this dividend represents a 3.2% yield on the August 1, 2016 close price of $31.56 per share.
  Adjusted EBITDA increased 2% to $39.3 million for the second quarter of 2016 compared to the second quarter of 2015.  At June 30, 2016, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 2.20 to 1, compared to 2.22 to 1 at March 31, 2016.  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

This press release should be read in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings.  Please visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

FINANCIAL OUTLOOK

The Company reconfirms its expectation that total Company operating profit, Adjusted EBITDA and earnings per diluted share for fiscal year 2016 will be comparable to 2015 results.

About McGrath RentCorp

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company’s Mobile Modular division rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company’s Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage.  Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.adlertankrentals.com
Modular Buildings – www.mobilemodular.com
Portable Storage – www.mobilemodularcontainers.com
Electronic Test Equipment – www.trs-rentelco.com
School Facilities Manufacturing – www.enviroplex.com

Conference Call Note

As previously announced in its press release of July 5, 2016, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on August 2, 2016 to discuss the second quarter 2016 results.  To participate in the teleconference, dial 1-888-655-3290 (in the U.S.), or 1-484-895-1592 (outside the U.S.), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-855-859-2056 (in the U.S.), or 1-404-537-3406 (outside the U.S.).  The pass code for the call replay is 44678868. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements.  These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology.  In particular, the statements made in this press release about the following topics are forward looking statements: optimism about the Company’s ability to build a meaningful sized storage container rental business with attractive operating metrics; the Company’s focus in its electronics division on selling lower utilized rental equipment to reduce depreciation expense and holding costs down in other operating areas; the Company’s focus on deploying less capital and more selectively, for new rental assets over the next few years until achievement of sustainable higher ROIC levels; and reconfirmation that the Company’s operating profit, Adjusted EBITDA and earnings per diluted share for 2016 will be comparable to 2015 in the section entitled “Financial Outlook.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following:  the extent of and timetable for the recovery underway in our modular building division, particularly in California; the impact of material forces in the oil and natural gas industries on the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets; the impact of continuing softness in communications test equipment rental demand in our electronics division; our continuing ability to sell lower utilized electronics rental equipment to reduce depreciation expense; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our ability to manage our capital expenditures and reduce operating costs in a timely manner in response to market challenges in our various business segments; our customers’ need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; success of our ROIC analysis for our business segments; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-K for the year ended December 31, 2015, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share amounts)	2016	2015	2016	2015

Revenues
Rental	$66,747	$67,305	$133,279	$132,807
Rental related services	19,315	17,227	36,906	32,594
Rental operations	86,062	84,532	170,185	165,401
Sales	16,396	10,968	25,430	19,755
Other	647	526	1,189	1,058
Total revenues	103,105	96,026	196,804	186,214
Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	18,231	19,016	36,771	37,698
Rental related services	13,984	12,901	27,164	24,800
Other	16,713	16,226	32,540	31,437
Total direct costs of rental operations	48,928	48,143	96,475	93,935
Costs of sales	10,421	6,965	15,918	12,274
Total costs of revenues	59,349	55,108	112,393	106,209
Gross profit	43,756	40,918	84,411	80,005
Selling and administrative expenses	25,683	24,453	52,080	49,665
Income from operations	18,073	16,465	32,331	30,340
Other income (expenses):
Interest expense	(2,990)	(2,347)	(6,546)	(4,738)
Foreign currency exchange gain (loss)	(77)	(85)	74	(253)
Income before provision for income taxes	15,006	14,033	25,859	25,349
Provision for income taxes	5,927	5,543	10,214	10,013
Net income	$9,079	$8,490	$15,645	$15,336
Earnings per share:
Basic	$0.38	$0.33	$0.66	$0.59
Diluted	$0.38	$0.32	$0.65	$0.58
Shares used in per share calculation:
Basic	23,900	26,142	23,881	26,117
Diluted	23,949	26,273	23,931	26,272
Cash dividend declared per share	$0.255	$0.250	$0.510	$0.500

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
(in thousands)	2016	2015

Assets
Cash	$1,238	$1,103
Accounts receivable, net of allowance for doubtful accounts of $2,087 in 2016 and 2015	95,860	95,263
Income taxes receivable	—	11,000
Rental equipment, at cost:
Relocatable modular buildings	761,125	736,875
Electronic test equipment	251,080	262,945
Liquid and solid containment tanks and boxes	310,089	310,263
	1,322,294	1,310,083
Less accumulated depreciation	(453,872)	(440,482)
Rental equipment, net	868,422	869,601
Property, plant and equipment, net	114,241	109,753
Prepaid expenses and other assets	31,419	28,556
Intangible assets, net	9,030	9,465
Goodwill	27,808	27,808
Total assets	$1,148,018	$1,152,549
Liabilities and Shareholders’ Equity
Liabilities:
Notes payable	$363,121	$381,281
Accounts payable and accrued liabilities	73,779	71,942
Deferred income	38,349	36,288
Deferred income taxes, net	289,456	283,351
Total liabilities	764,705	772,862
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 23,907 shares as of June 30, 2016 and 23,851 shares as of December 31, 2015	101,313	101,046
Retained earnings	282,121	278,708
Accumulated other comprehensive loss	(121)	(67)
Total shareholders’ equity	383,313	379,687
Total liabilities and shareholders’ equity	$1,148,018	$1,152,549

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2016	2015
Cash Flows from Operating Activities:
Net income	$15,645	$15,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,417	42,171
Provision for doubtful accounts	987	690
Share-based compensation	1,586	1,953
Gain on sale of used rental equipment	(6,282)	(5,565)
Foreign currency exchange loss (gain)	(74)	253
Change in:
Accounts receivable	(1,584)	6,630
Income taxes receivable	11,000	—
Prepaid expenses and other assets	(2,863)	7,981
Accounts payable and accrued liabilities	5,232	1,715
Deferred income	2,061	587
Deferred income taxes	6,105	(6,514)
Net cash provided by operating activities	73,230	65,237
Cash Flows from Investing Activities:
Purchases of rental equipment	(45,715)	(71,237)
Purchases of property, plant and equipment	(8,698)	(5,832)
Proceeds from sale of used rental equipment	13,059	11,815
Net cash used in investing activities	(41,354)	(65,254)
Cash Flows from Financing Activities:
Net borrowings under bank lines of credit	1,814	34,699
Principal payments on Series A senior notes	(20,000)	(20,000)
Amortization of debt issuance cost	26	26
Proceeds from the exercise of stock options	37	1,458
Excess tax benefit (shortfall) from exercise of stock awards	(871)	313
Taxes paid related to net share settlement of stock awards	(486)	(584)
Repurchase of common stock	—	(3,132)
Payment of dividends	(12,253)	(13,176)
Net cash used in financing activities	(31,733)	(396)
Effect of foreign currency exchange rate changes on cash	(8)	(15)
Net increase (decrease) in cash	135	(428)
Cash balance, beginning of period	1,103	1,167
Cash balance, end of period	$1,238	$739
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$6,646	$4,896
Net income taxes paid, during the period	$5,679	$1,490
Dividends accrued during the period, not yet paid	$6,135	$6,588
Rental equipment acquisitions, not yet paid	$3,935	$8,390

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended June 30, 2016
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$31,637	$20,269	$14,841	$—	$66,747
Rental related services	12,132	717	6,466	—	19,315
Rental operations	43,769	20,986	21,307	—	86,062
Sales	5,785	6,428	184	3,999	16,396
Other	125	494	28	—	647
Total revenues	49,679	27,908	21,519	3,999	103,105

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,221	8,998	4,012	—	18,231
Rental related services	8,331	629	5,024	—	13,984
Other	11,229	3,337	2,147	—	16,713
Total direct costs of rental operations	24,781	12,964	11,183	—	48,928
Costs of sales	4,264	3,402	201	2,554	10,421
Total costs of revenues	29,045	16,366	11,384	2,554	59,349

Gross Profit (Loss)
Rental	15,188	7,933	8,682	—	31,803
Rental related services	3,801	88	1,442	—	5,331
Rental operations	18,989	8,021	10,124	—	37,134
Sales	1,520	3,027	(17)	1,445	5,975
Other	125	494	28	—	647
Total gross profit	20,634	11,542	10,135	1,445	43,756
Selling and administrative expenses	12,336	5,546	6,893	908	25,683
Income from operations	$8,298	$5,996	$3,242	$537	18,073
Interest expense					(2,990)
Foreign currency exchange loss					(77)
Provision for income taxes					(5,927)
Net income					$9,079

Other Information
Average rental equipment [1]	$717,755	$254,970	$307,868
Average monthly total yield [2]	1.47%	2.65%	1.61%
Average utilization [3]	75.8%	59.5%	49.4%
Average monthly rental rate [4]	1.94%	4.45%	3.25%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended June 30, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$27,680	$21,889	$17,736	$—	$67,305
Rental related services	10,488	794	5,945	—	17,227
Rental operations	38,168	22,683	23,681	—	84,532
Sales	3,831	4,832	416	1,889	10,968
Other	121	386	19	—	526
Total revenues	42,120	27,901	24,116	1,889	96,026

Costs and Expenses
Direct costs of rental operations:
Depreciation	4,719	10,325	3,972	—	19,016
Rental related services	7,388	692	4,821	—	12,901
Other	10,740	3,278	2,208	—	16,226
Total direct costs of rental operations	22,847	14,295	11,001	—	48,143
Costs of sales	2,711	2,165	742	1,347	6,965
Total costs of revenues	25,558	16,460	11,743	1,347	55,108

Gross Profit (Loss)
Rental	12,221	8,286	11,556	—	32,063
Rental related services	3,100	102	1,124	—	4,326
Rental operations	15,321	8,388	12,680	—	36,389
Sales	1,120	2,667	(326)	542	4,003
Other	121	386	19	—	526
Total gross profit	16,562	11,441	12,373	542	40,918
Selling and administrative expenses	11,286	5,493	6,901	773	24,453
Income from operations	$5,276	$5,948	$5,472	$(231)	16,465
Interest expense					(2,347)
Foreign currency exchange loss					(85)
Provision for income taxes					(5,543)
Net income					$8,490

Other Information
Average rental equipment [1]	$655,479	$269,225	$302,697
Average monthly total yield [2]	1.41%	2.71%	1.95%
Average utilization [3]	74.4%	59.5%	60.6%
Average monthly rental rate [4]	1.89%	4.56%	3.23%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Six months ended June 30, 2016
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$62,792	$41,197	$29,290	$—	$133,279
Rental related services	23,337	1,501	12,068	—	36,906
Rental operations	86,129	42,698	41,358	—	170,185
Sales	8,432	12,262	589	4,147	25,430
Other	202	932	55	—	1,189
Total revenues	94,763	55,892	42,002	4,147	196,804

Costs and Expenses
Direct costs of rental operations:
Depreciation	10,347	18,386	8,038	—	36,771
Rental related services	16,321	1,265	9,578	—	27,164
Other	20,790	6,976	4,774	—	32,540
Total direct costs of rental operations	47,458	26,627	22,390	—	96,475
Costs of sales	6,018	6,707	535	2,658	15,918
Total costs of revenues	53,476	33,334	22,925	2,658	112,393

Gross Profit
Rental	31,656	15,834	16,478	—	63,968
Rental related services	7,016	236	2,490	—	9,742
Rental operations	38,672	16,070	18,968	—	73,710
Sales	2,413	5,556	54	1,489	9,512
Other	202	932	55	—	1,189
Total gross profit	41,287	22,558	19,077	1,489	84,411
Selling and administrative expenses	24,798	11,343	14,155	1,784	52,080
Income (loss) from operations	$16,489	$11,215	$4,922	$(295)	32,331
Interest expense					(6,546)
Foreign currency exchange loss					74
Provision for income taxes					(10,214)
Net income					$15,645

Other Information
Average rental equipment [1]	$713,503	$257,767	$307,752
Average monthly total yield [2]	1.47%	2.66%	1.60%
Average utilization [3]	76.0%	59.5%	49.7%
Average monthly rental rate [4]	1.93%	4.48%	3.19%

   Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Six months ended June 30, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$54,088	$44,000	$34,719	$—	$132,807
Rental related services	19,591	1,450	11,553	—	32,594
Rental operations	73,679	45,450	46,272	—	165,401
Sales	7,091	9,772	691	2,201	19,755
Other	234	773	51	—	1,058
Total revenues	81,004	55,995	47,014	2,201	186,214

Costs and Expenses
Direct costs of rental operations:
Depreciation	9,280	20,477	7,941	—	37,698
Rental related services	14,169	1,390	9,241	—	24,800
Other	20,265	6,673	4,499	—	31,437
Total direct costs of rental operations	43,714	28,540	21,681	—	93,935
Costs of sales	5,024	4,704	953	1,593	12,274
Total costs of revenues	48,738	33,244	22,634	1,593	106,209

Gross Profit (Loss)
Rental	24,543	16,850	22,279	—	63,672
Rental related services	5,422	60	2,312	—	7,794
Rental operations	29,965	16,910	24,591	—	71,466
Sales	2,067	5,068	(262)	608	7,481
Other	234	773	51	—	1,058
Total gross profit	32,266	22,751	24,380	608	80,005
Selling and administrative expenses	22,642	11,611	13,819	1,593	49,665
Income (loss) from operations	$9,624	$11,140	$10,561	$(985)	$30,340
Interest expense					(4,738)
Foreign currency exchange loss					(253)
Provision for income taxes					(10,013)
Net income					$15,336

Other Information
Average rental equipment [1]	$648,446	$266,528	$301,580
Average monthly total yield [2]	1.39%	2.75%	1.92%
Average utilization [3]	74.3%	59.8%	60.9%
Average monthly rental rate [4]	1.87%	4.60%	3.15%

   Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.  The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements.  Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company.  Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges.  The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance.  Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015	2016	2015
Net income	$9,079	$8,490	$15,645	$15,336	$40,779	$42,969
Provision for income taxes	5,927	5,543	10,214	10,013	26,108	29,211
Interest	2,990	2,347	6,546	4,738	11,900	9,480
Depreciation and amortization	20,557	21,265	41,417	42,171	83,526	83,314
EBITDA	38,553	37,645	73,822	72,258	162,313	164,974
Share-based compensation	730	1,022	1,586	1,953	3,032	3,823
Adjusted EBITDA [1]	$39,283	$38,667	$75,408	$74,211	$165,345	$168,797
Adjusted EBITDA margin [2]	38%	40%	38%	40%	40%	41%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015	2016	2015
Adjusted EBITDA [1]	$39,283	$38,667	$75,408	$74,211	$165,345	$168,797
Interest paid	(3,660)	(2,888)	(6,646)	(4,896)	(11,791)	(9,772)
Net income taxes paid	(4,973)	(1,174)	(5,679)	(1,490)	(6,687)	(15,239)
Gain on sale of used rental equipment	(3,316)	(2,696)	(6,282)	(5,565)	(12,619)	(14,489)
Foreign currency exchange loss (gain)	77	65	(74)	253	161	574
Change in certain assets and liabilities:
Accounts receivable, net	(3,977)	(4,613)	(597)	7,320	(1,886)	(4,890)
Income taxes receivable	—	—	11,000	—	—	—
Prepaid expenses and other assets	(4,812)	1,857	(2,863)	7,981	1,812	(3,410)
Accounts payable and other liabilities	13,451	1,032	6,902	(13,164)	9,535	7,811
Deferred income	1,525	367	2,061	587	8,623	3,643
Net cash provided by operating activities	$33,598	$30,617	$73,230	$65,237	$152,493	$133,025

  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.
  Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

FOR INFORMATION CONTACT:

Keith E. Pratt
Chief Financial Officer
925 606 9200